Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STAKTEK HOLDINGS, INC.,

SC MERGER SUB, INC.,

RESEARCH APPLICATIONS, INC.

AND

C.A. RUNDELL, JR. (AS SHAREHOLDER REPRESENTATIVE)

Dated as of July 7, 2003

i

TABLE OF CONTENTS

(continued)

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 7, 2003 by and among Staktek Holdings, Inc., a Delaware corporation (“Holdings”), SC Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of Holdings (“Sub”), and Research Applications, Inc., a Texas corporation (the “Company”) and C.A. Rundell, Jr., as shareholder representative (the “Shareholder Representative”).

RECITALS

A. The Boards of Directors of each of Holdings, Sub and the Company believe it is in the best interests of each company and its respective shareholders that Holdings acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger and this Agreement, all of the issued and outstanding capital stock shall be converted into the consideration set forth herein.

C. Of the consideration payable by Holdings in connection with the Merger, a portion shall be placed in escrow by Holdings as security for the indemnification obligations set forth in this Agreement.

D. The Company, on the one hand, and Holdings and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Texas Business Corporation Act (“TBCA”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place immediately prior to the closing of the transactions contemplated in that certain Agreement and Plan of Merger, dated July 7, 2003, entered into by and among Holdings, SC Merger Sub, Inc., a Texas corporation, and Staktek Corporation, a Texas corporation (“Staktek;” such agreement being the “Staktek Merger Agreement”), at the offices of Gray Cary Ware & Freidenrich LLP, 1221 South MoPac Expressway, Suite 400, Austin, TX 78746-6875, unless another time or place is mutually agreed upon in writing by Holdings and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger in form acceptable to the parties with the Secretary of State of the State Texas (the “Articles of Merger”), in accordance with the applicable provisions of the TBCA. The time of issuance of a certificate of merger by the Secretary of State of the State of Texas with respect to such Articles of Merger shall be referred to herein as the “Effective Time”.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of Sub shall cease and, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws.

(a) Unless otherwise determined by Holdings prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the TBCA and as provided in such articles of incorporation provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Research Applications, Inc.”

(b) Unless otherwise determined by Holdings prior to the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the TBCA and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the TBCA, the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal. The directors of the Company immediately prior to the Effective Time shall cease to serve as directors at the Effective Time.

(b) Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation and at the pleasure of the Board of Directors of the Surviving Corporation, subject to any agreement between such officer and the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall cease to serve as officers at the Effective Time.

1.6 Effect of Merger on the Common Stock of the Constituent Corporations. On the terms and subject to the conditions of this Agreement, the following shall occur:

(a) Conversion of Common Stock. Subject to Section 1.7 hereof, at the Effective Time, each outstanding share of the Company’s common stock, par value $0.10 per share (“Common Stock”), upon the terms and subject to the conditions set forth below and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, will be cancelled and extinguished and be converted automatically, without any action on the part of Holdings, the Company or the holders of Common Stock (the “Shareholders”), into a right to receive the Per Share Consideration.

(b) Definitions.

(i) “Aggregate Consideration” shall mean an amount equal to 83.6% of product of (a) the number of shares of common stock, par value $0.01 per share, of Staktek (“Staktek Common Stock”) owned by the Company at the Effective Time times (b) the aggregate Per Share Stock Consideration (as defined in the Staktek Merger Agreement) payable to holders of Staktek Common Stock following the consummation of the transactions contemplated by the Staktek Merger Agreement.

(ii) “Closing Per Share Consideration” shall mean the amount to be received per share of outstanding Common Stock computed as the difference between the Per Share Consideration less (a) the Per Share Escrow Amount and (b) the Per Share Expense Reserve.

(iii) “Escrow Amount” shall mean Five Hundred Thousand Dollars and No/100 ($500,000.00).

(iv) “Expense Reserve” shall mean Seventy-Five Thousand Dollars and no/100 ($75,000.00) set aside in an account controlled by the Shareholder Representative as a source of money to pay his expenses.

(v) “Per Share Consideration” shall mean the amount to be received per share of Common Stock computed as the quotient obtained by dividing (a) the Stock Consideration by (b) the aggregate number of shares of Common Stock outstanding at the Effective Time.

(vi) “Per Share Escrow Amount” shall mean the amount per share computed as the quotient obtained by dividing (a) the Escrow Amount by (b) the aggregate number of shares of Common Stock outstanding at the Effective Time.

(vii) “Per Share Expense Reserve” shall mean the amount per share computed as the quotient obtained by dividing (a) the Expense Reserve by (b) the aggregate number of shares of Common Stock outstanding at the Effective Time.

(viii) “Stock Consideration” shall mean the difference between the Aggregate Consideration less the Working Capital Deficiency.

(ix) “Working Capital Deficiency” shall mean the amount, if any, by which Working Capital is less than Three Hundred Fifteen Thousand Dollars and NO/100 ($315,000.00).

(c) Common Stock of Sub. Each issued and outstanding share of capital stock of Sub shall continue to be issued and outstanding and, by virtue of the Merger, and without any action on the part of the holder thereof, shall be automatically converted into one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation. Each stock certificate evidencing ownership of any such share of Sub shall thereupon evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Maximum Consideration. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate amount paid to the Shareholders (including the Escrow Amount and Expense Reserve) exceed the Stock Consideration plus (i) any amounts earned on the investment of the Escrow Amount and (ii) any amounts earned on the investment of the Expense Reserve, in each case not otherwise paid at the discretion of the Shareholder Representative in the performance of his duties.

1.7 Dissenter’s Rights.

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(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Common Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Articles 5.11 through 5.13 of the TBCA (“Dissenting Shares”) shall not be converted into the Stock Consideration, but the holder thereof shall only be entitled to such rights as are provided by the TBCA.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the TBCA, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into, and represent only, the right to receive the Stock Consideration, without interest thereon, upon compliance with Section 1.8 hereof.

(c) The Company shall give Holdings (i) prompt notice of any written demand for appraisal rights received by the Company pursuant to the applicable provisions of the TBCA, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Holdings, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

1.8 Surrender of Certificates and Options; Payment of Stock Consideration.

(a) On or prior to the Effective Time, Holdings shall deposit, or shall cause to be deposited, with the Paying Agent (as defined below) the aggregate Stock Consideration to be paid in respect of the shares of Common Stock, less the Escrow Amount to be deposited with the Escrow Agent (as defined below) and less the Expense Reserve to be deposited in an account designated by the Shareholder Representative (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Holdings pending payment thereof by the Paying Agent to the holders of record of shares of Common Stock; provided that such investments shall be invested in obligations of or guaranteed by the United States of America or an agency thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, or repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of US$500 million (based upon the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Fund and be payable to the Surviving Corporation upon demand of non-disbursed funds pursuant to Section 1.8(d) hereof. The Paying Agent shall make the payments provided for in Section 1.8(c) and Section 1.8(d) hereof.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the Paying Agent) and instructions for use in effecting the surrender of the certificates pursuant to such letter of transmittal in a form reasonably acceptable to the Company. Upon surrender to the Paying Agent of a certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificate shall receive in exchange therefor the Closing Per Share Consideration for each share of Common Stock formerly evidenced by such certificate, and such certificate so surrendered shall then be cancelled. Until so surrendered, each such certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive the portion of the Stock Consideration payable with respect to each share of Common Stock formerly evidenced by such certificate. No interest shall accrue or be paid to any beneficial owner of shares of Common Stock or any holder of any certificate with respect to the Stock Consideration payable upon the surrender of any certificate. If payment of any Stock Consideration is to be made to a person other than the person in whose name the surrendered certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have signed the letter of transmittal and paid all transfer and other taxes required by reason of the payment of such Stock Consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of the Paying Agent that such taxes either have been paid or are not applicable.

(c) At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund not disbursed to holders of shares of Common Stock (including all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it and excluding all expenses due the Paying Agent), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Stock Consideration that may be payable upon due surrender of the certificates held by such holder or with respect to any Option Consideration not previously paid. If any certificates representing shares of Common Stock shall not have been surrendered immediately prior to such date on which the Stock Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Holdings, Sub or the Paying Agent shall be liable to any holder of a share of Common Stock for any Stock Consideration delivered in respect of such share of Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Effective Time, except for Holdings and Sub, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law, and all cash paid pursuant to this Article I upon the surrender or exchange of certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such certificate.

(e) Holdings, Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Stock Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts that Holdings, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Holdings, Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of which such deduction and withholding was made by Holdings, Sub, the Surviving Corporation or the Paying Agent.

(f) Definitions.

(i) “Escrow Agent” shall mean Comerica Bank or any other bank or trust company organized under the laws of the United States of America or of the State of California having (or if such bank or trust company is a member of a bank holding company, its bank holding company has) a combined capital and surplus of not less than US$500 million, appointed by the Company with the approval of Holdings, which approval shall not be unreasonably withheld.

(ii) “Paying Agent” shall mean Comerica Bank or any bank or trust company organized under the laws of the United States of America or of the State of California having (or if such bank or trust company is a member of a bank holding company, its bank holding company has) a combined capital and surplus of not less than US$500 million, appointed by the Company with the approval of Holdings, which approval shall not be unreasonably withheld.

1.9 Working Capital. Not more than four (4) business days, but at least two (2) business days, prior to the Closing Date, the Company in good faith shall prepare and deliver to Holdings (a) an estimated unaudited consolidated balance sheet of the Company as of the close of business on the date immediately preceding the Closing Date prepared in accordance with generally accepted accounting principles (“GAAP;” such balance sheet being the “Closing Balance Sheet”), and (b) an estimate of the working capital of the Company as of the date immediately preceding the Closing Date based on the Closing Balance Sheet and the Company’s books and records and other information then available, in each case, without any accrual, allowance or reserve for Third Party Expenses (as defined below) (“Working Capital”). Holdings may object to the Working Capital, in which case the Company and Holdings shall negotiate in good faith to determine the Working Capital. If the Company and Holdings cannot agree on the Working Capital, then such amounts shall be deemed to be the average of the good faith estimates of each of Holdings and the Company.

1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay with respect to such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof in a form acceptable to Holdings or the Paying Agent, the Stock Consideration payable with respect to such certificates.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Company, the officers and directors of the Company, Holdings and Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Holdings and Sub that the statements contained in this Article II are true and correct as of the date hereof and as of the Closing Date, subject to those exceptions set forth in the disclosure schedules attached hereto and delivered by the Company as of the date hereof (the “Disclosure Schedules”). The Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article II; provided, however, that any item disclosed under any paragraph of the Disclosure Schedules shall be deemed to be disclosed with respect to every other applicable paragraph if the disclosure in respect of such one paragraph of the Disclosure Schedules is sufficient on its face to reasonably inform the reader of the Disclosure Schedules of the information required to be disclosed in respect of other paragraphs of the Disclosure Schedules.

2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently proposed to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, require such qualification or license, except in those jurisdictions where the failure to be so qualified or licensed could not have or result in a change, event, effect, fact or circumstance that is, or could reasonably be expected to be, materially adverse to (i) the business, assets (whether tangible or intangible), customer or supplier relations, employee relations, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Company, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”). The Company has delivered a true and correct copy of each of its articles of incorporation and bylaws (collectively, the “Charter Documents”), each as amended to date and in full force and effect on the date hereof, to Holdings. Section 2.1 of the Disclosure Schedules lists the directors and officers of the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

2.2	Company Capital Structure.

(a) The authorized common stock of the Company consists of One Million (1,000,000) shares of Common Stock, of which Seventy-Nine Thousand Four Hundred Forty-Four (79,444) shares are issued and outstanding. Except the issued and outstanding shares of Common Stock described above, there are no other outstanding shares of capital stock of the Company of any class or series. The Common Stock is held as of the date of this Agreement by the persons with the last known domicile addresses and in the amounts and class or series of shares of Common Stock as set forth in Section 2.2(a) of the Disclosure Schedules. All outstanding shares of Common Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free from any any lien, pledge, charge, claim restriction on transfer, mortgage, security interest or other encumbrance other than statutory liens for liabilities not yet due and payable (“Lien”) and other than those created by the holders of such shares regarding which the Company has no knowledge and (iii) are not subject to rights of first refusal, rights of first offer or similar rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance in all material respects with applicable federal, state and foreign securities laws. The Company has not issued or repurchased any shares of Common Stock except in compliance in all material respects with all applicable federal, state, foreign, or local statues, laws, rules, or regulations, including federal, state and foreign securities laws and any agreements applicable thereto. There are no declared or accrued but unpaid dividends with respect to any shares of

Common Stock. The Company has no other capital stock authorized, issued or outstanding. There are no vesting provisions applicable to any outstanding shares of Common Stock.

(b) The Company has no stock option plan or other plan providing for equity compensation of any person. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. The Company is not a party to, and, to the Company’s knowledge, there are no other voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

(c) There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of capital stock created by statute, the Charter Documents, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound, and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any liability of the Company by issuing capital stock.

2.3 Subsidiaries. The Company has no subsidiaries and, other than the Staktek Shares (as defined below), the Company does not own or control, directly or indirectly, an equity interest in of any other corporation or any interest in any partnership, joint venture, limited liability company, professional association or other business enterprise. The Company owns 212,977 shares of Staktek Common Stock (the “Staktek Shares”).

2.4 Authority.

(a) The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the approval of this Agreement by Shareholders who hold at least two-thirds of the outstanding shares of Common Stock. No Shareholder shall have any basis for a claim that the Proxy statement contains any untrue statement of material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to information about Holdings, Sub or their respective affiliates or the Staktek Merger Agreement and the transactions contemplated therein that was provided by any such person or entity for use in the Proxy statement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding Common Stock is the only vote (or consent) of the holders of any Common Stock necessary to approve this Agreement and the transactions contemplated hereby.

(b) The board of directors of the Company has (i) adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement, (ii) declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are in the best interests of the Company, and (iii) recommended that the shareholders of the Company adopt and approve this Agreement and approve the plan of merger herein. No other action on the part of the board of directors of the Company is required to authorize the execution, delivery and performance of this Agreement.

2.5 No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Contract or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible). As a result of the consummation of the transactions contemplated by this Agreement, the Surviving Corporation will not be prohibited from exercising any of its rights under the Contracts, and the Surviving Corporation will not be required to pay any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. The Disclosure Schedules lists all Contracts that require a novation, consent or waiver, as the case may be, prior to the Effective Time as a result of the Merger and the other transactions contemplated by this Agreement.

2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) the filing of the Articles of Merger with the Secretary of State of the States of Delaware and Texas.

2.7 Company Financial Statements. The Company has made available to Holdings (a) the Company’s unaudited balance sheet as of October 31, 2001, and the related unaudited statements of income, cash flows and stockholders’ equity for the 10-month period ending on October 31, 2001, and (b) the Company’s unaudited balance sheet as of June 30, 2003, and the related unaudited statements of income, cash flows and stockholders’ equity for the six (6)-months ended June 30, 2003 (the “Company Financial Statements”). The Company Financial Statements are correct and complete in all material respects and have been prepared in accordance with GAAP (except that unaudited financial statements do not have notes thereto and are subject to normal year-end audit adjustments, which will not in the aggregate be material) consistently applied on a basis consistent throughout the periods indicated and consistent with each other, except as set forth in the notes to the Company Financial Statements. The Company Financial Statements present fairly and accurately in all material respects the Company’s financial condition and operating results as of the dates and during the periods indicated therein. The Company’s unaudited balance sheet as of June 30, 2003 is referred to hereinafter as the “Current Balance Sheet.” Since December 31, 2002, there has been no material change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company. The Company has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than those set forth or adequately provided for in the Current Balance Sheet and other than contractual obligations or liabilities incurred in connection with this Agreement, the Voting Agreement, dated July 7, 2003, among the Company and Holdings (the “Voting Agreement”) and the transactions contemplated hereby and thereby.

2.8 Absence of Changes. Since June 30, 1997, there has not been, occurred or arisen any of the following events:

(a) a declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any capital stock, or any split, combination or reclassification in respect of any shares of capital stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of capital stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(b) a loan by the Company to any person or entity, an incurrence by the Company of any indebtedness, a guarantee by the Company of any indebtedness or any debt securities of others, or an issuance or sale of any debt securities of the Company;

(c) the commencement, settlement, notice or, to the knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company;

(d) an issuance or sale, or contract to issue or sell, by the Company of any shares of its capital stock or securities convertible into, or exercisable or exchangeable for, shares of its capital stock, or any securities, warrants, options or rights to purchase any of the foregoing;

(e) any agreement by the Company, or any officer or employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (d) of this Section 2.8 (other transactions contemplated by this Agreement and other than the Voting Agreement).

2.9 Tax Matters.

(a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this paragraph as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a transferor or predecessor entity.

(b) Tax Returns and Audits.

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed as of the date hereof and will have timely filed all Returns required to be filed prior to the Closing Date (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations, and such Returns are (or will be when filed) true and correct in all material respects and have been completed (or will have been when filed) in accordance with applicable law in all material respects. The Company has paid all Taxes it is required to pay and has withheld with respect to their Employees and other persons (and timely paid over to the appropriate Taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

(ii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii) No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination.

(iv) The Company has no material liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since December 31, 2002 other than in the ordinary course of business.

(v) The Company has made available to Holdings or its legal counsel copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company and its subsidiaries, if any, filed for all periods since its inception.

(vi) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than for Taxes not yet due and payable.

(vii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(viii) The Company has (A) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (B) never been party to any tax sharing, indemnification or allocation agreement, (C) no liability for the Taxes of any person, corporation or other entity (other than Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (D) never been party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x) No adjustment relating to any Return filed by the Company has been proposed formally or informally in writing by any Governmental Entity to the Company or any representative thereof.

(xi) No claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel is pending or, to the Company’s knowledge, has been threatened against or with respect to the Company in respect of any Tax.

(xii) The Company has not been and will not be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under any Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(c) Executive Compensation Tax. The execution of this Agreement and the consummation of the Merger will not give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would bind the Company to compensate any individual for excise taxes paid under Section 4999 of the Code.

2.10 Title to Staktek Shares; Absence of Liens and Encumbrances. The Company does not own or have any leasehold interest in any real or personal property, whether tangible or intangible (other than the Staktek Shares). The Company has good and valid title to the Staktek Shares, free and clear of any Liens except Liens for Taxes, assessments and similar charges which are not yet due and payable, which, if required to be reflected, are reflected in the Current Balance Sheet. There is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, the Staktek Shares or any other assets or property of the Company or rights thereunder.

2.11 Agreements; No Defaults. Section 2.11 of the Disclosure Schedules sets forth each agreement, arrangement, contract, commitment or understanding that the Company is party to, or which the Company or any of its assets or properties are bound (collectively, the “Contracts”). Each Contract is in full force and effect and, to the Company’s knowledge, constitutes a legal, valid and binding agreement enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, and the Company is not aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. To the knowledge of the Company, no other party has breached, violated or defaulted under, any of the terms or conditions of any Contract.

2.12 Interested Party Transactions. No officer or director of the Company and, to the knowledge of the Company, no employee or Shareholder, nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest (any such person or entity being an “Interested Person”), has or has had, directly or indirectly, a beneficial interest in any Contract to which the Company is a party. No Interested Person is indebted to the Company, nor is the Company indebted to any Interested Person (or committed to make loans or extend or guarantee credit).

2.13 Governmental Authorization. Each domestic and foreign material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any interest has been issued or granted to the Company and is in full force and effect.

2.14 Litigation. There is no private or governmental action, suit, claim or proceeding of any nature pending, or to the knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or its officers or directors in their capacity as such, nor does the Company have any reason to reasonably expect that any such action, suit, claim or proceeding will be forthcoming. To the knowledge of the Company, there is no investigation pending or threatened against the Company, its properties (tangible or intangible) or its officers or directors in their respective capacities as such by or before any Governmental Entity. There is no judgment, injunction decree or order against the Company, or against its directors or officers, that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement. To the knowledge of the Company, there are no facts or circumstances that could give rise to or form the basis of any action, suit, claim, or proceeding involving any director, officer, employee or agent of the Company for which any such person could seek exculpation or indemnification under the Charter Documents or under any indemnification agreement between such person and the Company. To the knowledge of the Company, there are no facts or circumstances that could give rise to or form the basis of any action, suit, claim, or proceeding involving any director, officer, employee or agent of Staktek (or its subsidiaries) for which any such person could seek exculpation or indemnification under the relevant charter documents of such entities or under any indemnification agreement between such person and Staktek (or its subsidiaries).

2.15 Minute Books. The minutes of the Company made available to Holdings are the only minutes of the Company as of the date of this Agreement and contain accurate summaries of all meetings and actions by written consent of the board of directors, partners or managers (or committees thereof) of the Company and contain accurate summaries of all Company shareholder, partner and member meetings and actions by written consent since the time of incorporation of the Company. The Company is not in violation of any provisions of the Charter Documents or other equivalent organizational documents, respectively.

2.16 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

2.17 Insurance. The Company does not maintain any policies of insurance with respect to its properties and business or otherwise.

2.18 No Employees; Employee Benefits. Since June 30, 1997, the Company has not had any employees or paid or accrued any wages, compensation or other benefits to any person or entities. Since June 30, 1997, the Company has not had or otherwise contributed to or participated in any employee benefit, multi-employer or pension plans whether or not subject to Employee Retirement Income Security Act of 1974, as amended.

2.19 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

2.20 Bank Accounts. Section 2.20 of the Disclosure Schedules sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.21 Passive Foreign Investment Company. The Company does not constitute a Control Foreign Corporation, a Foreign Personal Holding Company or a Passive Foreign Investment Company within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended.

2.22 Representations Complete. None of the representations or warranties made by the Company herein or in any schedule hereto, including the Disclosure Schedules, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under and time at which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings and Sub hereby represent and warrant to the Company that the statements contained in this Article III are true and correct:

3.1 Organization and Standing. Each of Holdings and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Texas, respectively. Each of Holdings and Sub has the corporate power to own its properties and to carry on its business as now being conducted. Each of Holdings and Sub is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, require such qualification or license, except in those jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Holdings. Sub does not, and has never, conducted any business or operations.

3.2 Authority. Each of Holdings and Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Holdings and Sub and no further action is required on the part of Holdings or Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holdings and Sub and constitutes the valid and binding obligations of Holdings and Sub, enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a conflict under (i) any provision of the certificate of incorporation and bylaws of Holdings or the articles of incorporation or bylaws of Sub, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license to which Holdings, Sub or any of their respective properties or assets (whether tangible or intangible) are subject or bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holdings or Sub or their respective properties or assets (whether tangible or intangible).

3.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Holdings or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, (ii) the filing of the Articles of Merger with the Secretary of State of the States of Texas, (iii) the consent of the limited partners of the investment funds of Austin Ventures II, L.P., Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. and (iv) the waiver by Staktek of the standstill provisions of that certain Confidentiality Agreement, dated March 7, 2003, by and between Staktek and AV as provided by that certain Consent Agreement, dated July 7, 2003, by and among Austin Ventures, the Company and Staktek (the “Staktek Consent”).

ARTICLE IV

COVENANTS

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to operate the business of the Company, except to the extent that Holdings shall provide its prior written consent, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Further, the Company shall not, without the prior written consent of Holdings (which shall not be unreasonably (from the perspective of Holdings) withheld, conditioned or delayed), take any of the following actions, except those actions necessary or advisable in order to consummate the Merger:

(a) enter into or amend any Contract or amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedules;

(b) commence or settle any litigation other than to enforce the Company’s rights hereunder or under the Voting Agreement;

(c) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Common Stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

(d) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any equity securities of or interests in the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

(e) cause or permit any amendments to the Charter Documents;

(f) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(g) sell, lease, license or otherwise dispose of any of its properties or assets;

(h) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of third parties or enter into any operating leases other than indebtedness for expenses incurred in the ordinary course of business (provided such expenses do not exceed $25,000.00) or in connection with the transactions contemplated by this Agreement;

(i) grant any loans to others or purchase debt securities of others;

(j) adopt any employee benefit, multi-employer or pension plans, hire any new employee, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or grant any stock-related award (whether payable in cash, shares or otherwise);

(k) except as required by GAAP, revalue any of its assets (whether tangible or intangible);

(l) pay, discharge or satisfy, in an amount any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business (provided such claim, liability or obligations does not exceed $25,000.00);

(m) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(n) terminate or waive any right or rights which individually or in the aggregate could reasonably be expected to be material in value to the Company, except as contemplated in the Voting Agreement or the Staktek Consent;

(o) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(n) hereof.

4.2 Approval of Shareholders. The Company shall take all action necessary in accordance with the TBCA and the Charter Documents to obtain the informed approval of the Merger, this Agreement and the transactions contemplated hereby at a meeting of the Shareholders (the “Shareholders’ Meeting”) to be held as promptly as practicable after the date hereof and in no event later than two (2) business days following the meeting of the shareholders of Staktek contemplated by the Staktek Merger Agreement. In connection therewith, the Company shall prepare a proxy statement (together with any amendments or supplements thereto, the “Proxy statement”) that shall include a statement to the effect that the Board of Directors of the Company has recommended that the Shareholders vote in favor of and adopt and approve this Agreement. The Proxy statement shall specify that approval of this Agreement shall constitute approval by the Shareholders of: (A) the escrow and the deposit of the Escrow Amount and the Expense Reserve; and (B) in favor of the appointment and indemnification of the Shareholder Representative, under and as defined in this Agreement. If applicable, the Company shall consult with Holdings regarding the date of the Shareholders’ Meeting and shall not postpone or adjourn (other than for absence of a quorum or in connection with the termination of the Agreement in accordance with its terms) the Shareholders’ Meeting without the consent of Holdings (which shall not be unreasonably withheld, conditioned or delayed). The Company shall use its commercially reasonable best efforts to obtain the consent or approval by vote of its Shareholders sufficient to approve this Agreement and to enable the Closing to occur as scheduled. The Company shall give the Shareholders sufficient notice such that no Shareholder will be able to exercise dissenters’ rights if such Shareholder has not perfected such dissenters’ rights prior to Closing, pursuant to Articles 5.11 through 5.13 of the TBCA.

4.3 Access to Information. Upon prior notice, the Company shall afford Holdings and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to all of the Company’s properties (real and personal), books, contracts, commitments and records and other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Holdings may reasonably request. The Company agrees to provide to Holdings and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

4.4 Expenses. Upon execution of this Agreement, the Company shall pay Staktek $35,000 as reimbursement for expenses incurred and to be incurred in connection with consenting to this Agreement and review of this Agreement, the Proxy statement and other documents relating to the Merger (the

“Staktek Expenses”). If the Merger is not consummated, all fees, expenses and costs incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third-Party Expenses”), incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. If the Merger is consummated, the Third-Party Expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the Surviving Corporation. If the Merger is consummated, “Third-Party Expenses” shall not include the Staktek Expenses.

4.5 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents, stockholders and, with respect to Holdings, its stockholders and their investors) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Holdings and the Company may disclose the terms and existence of this Agreement (i) to prospective sources of financing for Holdings and their respective agents and representatives, (ii) to prospective sources of insurance and their respective agents and representatives, and (iii) in connection with the solicitation of third party consents.

4.6 HSR. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. The Company shall promptly (a) supply Holdings with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the Federal Trade Commission, the Department of Justice or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

4.7 Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto (either Holdings or the Company, as appropriate) of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure pursuant to this Section 4.7, however, shall be deemed to amend or supplement the Disclosure Schedules or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

4.8 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

4.9 Director and Officer Indemnification.

(a) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all material respects the obligations of the Charter Documents with respect to indemnification and any indemnification agreements between Company and each of its directors and officers existing prior to the Effective Time. This Section 4.9 shall survive any termination of this Agreement following the Effective Time and is intended to benefit Company, the Surviving Corporation and the indemnified parties, and will be binding on all successors (whether by merger or the purchase of assets) and assigns of the Company, Holdings and the Surviving Corporation.

(b) Without limiting the foregoing, in the event any such indemnified party is or becomes involved in any action, proceeding or investigation based on the fact that such person is or was a director or officer of the Company, whether or not pertaining to any matter existing or occurring prior to the Effective Time, and whether or not asserted or claimed prior to, or at or after, the Effective Time, including actions, proceedings or investigations based on the transactions contemplated by this Agreement, the Surviving Corporation will pay as incurred such indemnified party’s reasonable legal and other expenses (including the cost of any investigation and preparation) reasonably incurred in connection therewith, subject to the provision by such indemnified party of an undertaking to reimburse such payments in the event of a final determination by a court of competent jurisdiction that such indemnified party is not entitled thereto. The Surviving Corporation will pay all expenses, including attorneys’ fees, that are reasonably incurred by any indemnified party in enforcing the indemnity and other obligations provided for in this Section 4.9 or any action involving any such indemnified party resulting from the transactions contemplated by this Agreement to which such indemnified party is entitled to payment pursuant to this Section 4.9.

(c) Any determination to be made as to whether any such indemnified party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such indemnified party and the Surviving Corporation, retained at the Surviving Corporation’s expense.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.9.

4.10 Notices and Consents. The Company will use it commercially reasonable best efforts to (i) give required notices to third-parties, (ii) obtain any consents, waivers and approvals as set forth on the Disclosure Schedules attached hereto and (iii) take any actions reasonably required by any third-party in connection with the matters contemplated in this Agreement.

ARTICLE V

CONDITIONS TO THE MERGER

5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Holdings and Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the Shareholders by the requisite vote under the TBCA.

(b) HSR Act. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(c) Government Approvals. The Company and Holdings shall have timely obtained from each Governmental Entity all approvals, waivers and consents (including the satisfaction of any applicable waiting period), if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated by this Agreement.

(d) No Injunctions or Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Merger illegal or otherwise preventing the consummation of the Merger.

(e) No Tax Liability. There shall not be any reasonable basis upon which Holdings or the Surviving Corporation could incur any Taxes solely in connection with the transactions contemplated by this Agreement or as a result of Holdings’ acquiring the Company prior to acquiring Staktek.

(f) Staktek Conditions. All conditions to closing set forth in the Staktek Merger Agreement shall be reasonably anticipated to be satisfied or waived in accordance with the terms of the Staktek Merger Agreement promptly following the closing of the Merger and the closing of the transactions contemplated in the Staktek Merger Agreement shall be reasonably anticipated to occur promptly thereafter.

5.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may only be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Holdings and Sub contained in this Agreement shall be true and correct, in each case, as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for representations and warranties (a) which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (b) for changes contemplated by this Agreement or approved in writing by the Company.

(b) Covenants. Holdings shall have performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by Holdings prior to or as of the Closing.

(c) Paying Agent. The aggregate Stock Consideration (minus the Escrow Amount and the Expense Reserve) shall have been deposited with the Paying Agent and Holdings shall have signed and delivered a counterpart of the agreement to be entered into with the Paying Agent in form reasonably acceptable to Holdings and the Company.

(d) Escrow Agreement. The Escrow Amount shall have been deposited with the Escrow Agent, and Holdings shall have signed and delivered a counterpart of the Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”).

(e) Expense Reserve. The Expense Reserve shall have been deposited in the account specified by the Shareholder Representative pursuant to Section 6.3(j).

(f) Certificate of Holdings. The Company shall have received a certificate executed on behalf of Holdings by a duly authorized officer of Holdings to the effect that, as of the Closing, the conditions to the obligations of the Company set forth in Sections 5.2(a) and 5.2(b) hereof have been satisfied.

5.3 Conditions to the Obligations of Holdings. The obligation of Holdings and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Holdings and Sub:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct, in each case, as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except (a) for representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (b) for changes contemplated by this Agreement or approved in writing by Holdings.

(b) Covenants. The Company shall have performed and complied with each covenant and obligation under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(c) Litigation. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Holdings or the Company, their respective properties or any of their respective officers or directors, based upon, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(d) Third-Party Consents. The Company shall have received all consents, waivers and approvals with respect to the transactions contemplated by this Agreement as set forth in the Disclosure Schedules.

(e) Resignations. The directors and officers of the Company in office immediately prior to the Effective Time shall have resigned as directors and officers.

(f) Legal Opinion. Holdings shall have received a legal opinion from Vinson & Elkins L.L.P. customary for transactions of this nature and in form reasonably acceptable to counsel to Holdings.

(g) Escrow Agreement. The Shareholder Representative shall have delivered a signed counterpart to the Escrow Agreement and such Escrow Agreement shall be in full force and effect without amendment or modification thereto.

(h) Working Capital; Indebtedness. As of the Closing Date, the Company shall have Working Capital of at least $315,000.00 and shall have no long-term indebtedness or liabilities (whether contingent or otherwise).

(i) Due Diligence. Holdings shall have completed its due diligence investigation of the Company to Holdings’ satisfaction in its sole judgment; provided that no information or knowledge obtained in such investigation shall affect or modify any representation or warranty of the Company contained herein.

(j) Expense Account. The Shareholder Representative shall have provided in writing to Holdings and the Company the account information into which the Expense Reserve shall be deposited at Closing.

(k) Certificates of Good Standing. The Company shall have provided Holdings certificates from the Secretary of State and the Comptroller of Public Accounts of the State of Texas, and from each other jurisdiction in which the Company is qualified to do business, as to the Company’s good standing, payment of all applicable Taxes and existence in each such jurisdiction.

(l) Certificate of the Company. Holdings shall have received a certificate, validly executed by the President of the Company for and on its behalf, to the effect that, as of the Closing, the conditions to the obligations of Holdings and Sub set forth above have been satisfied (unless otherwise waived in accordance with the terms hereof).

ARTICLE VI

SURVIVAL; INDEMNIFICATION AND ESCROW; SHAREHOLDER REPRESENTATIVE

6.1 Survival. The representations and warranties of the Company contained in (i) this Agreement (including in the Disclosure Schedules), (ii) the certificate delivered pursuant to Section 5.3(k) hereof, and (iii) any other agreement executed by the Company in connection with this Agreement shall survive until the date that is twenty-four (24) months following the Closing Date (the “Survival Date”). The Indemnified Parties shall not be entitled to make a claim based on fraud, willful misconduct or intentional or negligent misrepresentations at any time after the Survival Date. The representations and warranties of Holdings and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

6.2 Indemnification and Escrow Arrangements.

(a) Indemnification. Subject to the other provisions of this Article VI, the Shareholders (collectively, the “Indemnifying Parties”) shall indemnify, defend and hold harmless Holdings and its employees, directors, officers, representatives and affiliates, including the Surviving Corporation, after the Effective Time (each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against, and pay or reimburse, as the case may be, the Indemnified Parties for, any and all losses, claims, liabilities, damages, judgments, fines, penalties, deficiencies, costs and expenses, including the reasonable fees and expenses of attorneys, accountants and other professionals, and the cost of investigation incurred in defending against or settling such losses, claims, liabilities, damages, judgments, fines, penalties, deficiencies, costs and expenses (each a “Loss” and collectively “Losses”) paid, incurred, accrued or sustained by the Indemnified Parties, or any one of them, directly or indirectly, based upon, arising out, in connection with or as a result of:

(i) any breach or inaccuracy of a representation or warranty of the Company contained in (A) this Agreement (including the Disclosure Schedules), (B) the certificate delivered pursuant to Section 5.3(k) hereof or (C) any other agreement executed by the Company in connection with this Agreement;

(ii) any failure by the Company prior to the Closing to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or any other agreement executed by the Company in connection with this Agreement that has not been waived in writing by Holdings;

(iii) any breach by the Shareholder Representative of the Escrow Agreement;

(iv) any Taxes incurred by Holdings or the Surviving Corporation solely as a result of the transactions contemplated by this Agreement or as a result of Holdings’ acquiring the Company prior to acquiring Staktek; or

(v) Any liability of the Surviving Corporation pursuant to the last sentence of Section 7.2(d) of the Staktek Merger Agreement.

There shall be no right of contribution from the Surviving Corporation with respect to any Loss claimed by an Indemnified Party. Notwithstanding anything to the contrary contained herein, for purposes of this Section 6.2, the term “Losses” shall not include amounts that are reimbursed or to be reimbursed by insurance carried by and the premiums for which were paid for by the Company prior to the Effective Time or any special or punitive damages of any nature except to the extent an Indemnified Party becomes obligated to pay special or punitive damages to a third-party based upon, arising out of, in connection with or as a result of Sections 6.2(a)(i) through 6.2(a)(v). After the Closing, the indemnity provisions contained in this Section 6.2 shall be the Indemnified Parties’ sole and exclusive remedy for breaches of this Agreement or for fraud, willful misconduct or intentional misrepresentation by the Company. “Losses” as used herein is not limited to matters asserted by third parties, but includes Losses incurred or sustained by an Indemnified Party in the absence of claims by a third party. The Losses of the Indemnified Parties shall be without duplication (e.g., if the Surviving Corporation is reimbursed for a Loss, other Indemnified Parties would not be reimbursed for the same Loss as suffered by Holdings and could only be indemnified for additional incremental Losses such as additional expenses or damages).

(b) Third-Party Claims.

(i) Procedures. In the event that, prior to the Survival Date, any demands or claims are asserted against an Indemnified Party or any actions, suit or proceedings are commenced against an Indemnified Party by a Person who is not an Indemnified Party for which the Shareholders are obligated to indemnify such Indemnified Party under Section 6.2(a) hereof (a “Third-Party Claim”), then the Indemnified Party shall give written notice thereof to the Escrow Agent and the Shareholder Representative. Failure to furnish written notice to the Shareholder Representative or the Escrow Agent of a Third-Party Claim shall not release the Indemnifying Parties from their obligations hereunder, except to the extent they are actually prejudiced by such failure. The Indemnified Party shall undertake control of the defense of such Third-Party Claim by counsel of the Indemnified Party’s choosing reasonably acceptable to the Shareholder Representative. The Indemnified Party and the Shareholder Representative shall cooperate with each other in all reasonable respects in connection with the defense of any such demand, claim, action, suit or proceeding, including make available records relating to such claim and furnishing employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense or for testimony as a witness in any proceeding relating to such demand, claim, action, suit or proceeding. The expenses of an Indemnified Party of defending any action, suit or proceeding shall be treated as Losses. The Shareholder Representative shall be entitled to participate in the defense of any such action, with their counsel and at their own expense.

(ii) Settlement and Compromise. No Indemnified Party may settle or compromise any demands, claims, actions, suits or proceedings for which the Indemnified Parties have sought indemnification from the Indemnifying Parties without the prior written consent of a majority of the Shareholder Representatives, which consent shall not be unreasonably withheld or delayed.

(c) Limitations on Indemnification. The Indemnified Parties shall not be entitled to make a claim for indemnification based on Section 6.2(a)(i) through Section 6.2(iv) or Section 6.2(b) above until the Losses claimed exceed $50,000 in the aggregate (the “Basket Amount”), in which case the Indemnified Parties shall be entitled to recover all Losses so identified, excluding the initial $50,000 in accordance with the terms of this Agreement. Notwithstanding the foregoing, this Section 6.2(c) shall not prohibit the Surviving Corporation from seeking and obtaining recourse against any Shareholder with respect to representations made individually by such Shareholder with respect to ownership of the Common Stock; provided that Surviving Corporation may not seek or obtain recourse from any Shareholder other than the Shareholder making such representations. With respect to any claims made directly against the Indemnifying Parties pursuant to this Section 6.2, each Indemnifying Party’s liability, if any, with respect thereto shall be limited to a pro rata portion of the Losses subject such claim (such pro rata portion to be based on such Indemnifying Party’s pro rata ownership of the Company immediately prior to Closing). In no event shall the Indemnified Parties be able to recover in the aggregate directly from any Indemnifying Party more than the Stock Consideration actually received by such Indemnifying Party. Notwithstanding the foregoing, a claim for indemnification based upon Section 6.2(a)(v) shall not be subject to the Basket Amount.

(d) Sources of Remedy. With regard to any claim for Losses incurred by an Indemnified Party pursuant to Section 6.2(a) or Section 6.2(b) hereof, such Indemnified Party shall seek indemnification first from the funds held by the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Fund”). Claims against the Escrow Fund shall be made prior to the Survival Date by the delivery of an Indemnification Notice to the Escrow Agent and the Shareholder Representative, in each case pursuant to the terms of the Escrow Agreement. For the purposes hereof, “Indemnification Notice” shall mean a certificate signed by the Indemnified Party (and, in the case of a claim by Holdings, by an individual identified on the Certificate of Incumbency attached to the Escrow Agreement (i) identifying the Indemnified Party and stating the basis upon which such person or entity is an Indemnified Party, (ii) stating that an Indemnified Party has paid, sustained, incurred or accrued, or anticipates that it will have to pay, sustain, incur or accrue Losses, (iii) specifying reasonably the facts pertinent to such indemnification claim and the individual items of Losses included in the amount so stated and, in the case of anticipated Losses, the basis for such anticipated liability, and (iv) certifying that the Indemnification Notice has been given to Escrow Agent and the Shareholder Representative in accordance with the terms of the Escrow Agreement.

(e) Objections to Claims for Indemnification. The Shareholder Representative may make a written objection to any claim for indemnification (an “Objection”). The Objection shall be delivered to the Indemnified Party, the Escrow Agent within twenty (20) days after delivery of the Indemnification Notice to the Shareholder Representative. The Shareholder Representative shall be entitled to disburse from the Expense Reserve money for expenses incurred by the Shareholder Representative in the performance of his duties.

(f) Resolution by the Parties. The Shareholder Representative and the Indemnified Party shall attempt in good faith to resolve any claim for indemnification to which an Objection is made. If the parties are able to resolve any such claim for indemnification, they shall prepare and sign a memorandum setting forth such agreement and furnish it to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute an amount from the Escrow Fund in accordance with the terms thereof.

(g) Arbitration. If the Indemnified Party and the Shareholder Representative are unable to resolve a claim for indemnification to which an Objection has been made within thirty (30) days after delivery of the Objection to the Indemnified Party (as such period may be extended by mutual agreement between the parties), either party may serve the other with a written demand for arbitration within ten (10) days of the expiration of such 30-day period, whether or not a court action has been commenced by any party relating to such dispute, and such demand for arbitration shall be binding on the parties. Such arbitration shall be held in Austin, Texas and shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The

decision of the arbitrator regarding any claim for indemnification to which an Objection has been made shall be binding and conclusive. The parties agree to complete such arbitration as expeditiously as reasonably possible.

6.3 Shareholder Representative.

(a) The Shareholder Representative is hereby appointed as agent and attorney-in-fact, for and on behalf of each Indemnifying Party, to give and receive notices and communications related to claims for Losses, to authorize payment to the order of an Indemnified Party from the Escrow Fund in satisfaction of claims by an Indemnified Party, to object to and defend against such claims, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement; provided, however, that the Shareholder Representative shall have no authority to bind any Indemnifying Party to any liability that is not satisfied solely from the Escrow Fund other than liabilities pursuant to section 6.2(a)(v). Such agency may be changed by the Indemnifying Parties from time to time upon not less than thirty (30) days prior written notice to the Surviving Corporation; provided, however, that the Shareholder Representative may not be removed unless holders of a majority-in-interest in the Escrow Fund agree to such removal; provided that if such removal results in there being no Shareholder Representative, then the removal shall not be effective until the Shareholders shall have appointed a substituted agent. A Shareholder Representative may resign at any time upon thirty (30) days advance notice to Holdings, the Escrow Agent. A vacancy in the position of Shareholder Representative at any time prior to the Survival Date shall be filled promptly by holders of a majority-in-interest in the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for his services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Indemnifying Parties.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as representatives of the Indemnifying Parties while acting in good faith even though such act or omission constitutes negligence on the part of such Shareholder Representative. The Shareholder Representative may engage attorneys, accountants and other professionals and experts. The Shareholder Representative may in good faith rely conclusively on information, reports, statements, opinions, including financial statements, about the Company, the Surviving Company or another Person, that were prepared or presented by (i) one or more officers or employees of the Company or Surviving Corporation, or (ii) legal counsel, public accountants, investment bankers or other Persons as to matters the Shareholder Representative believes in good faith are within the Person’s knowledge, professional or expert competence. Any action taken by the Shareholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in full satisfaction of the duties of such Shareholder Representative’s duties. The Indemnifying Parties on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the Shareholder Representative’s obligations to the Escrow Agent hereunder and the reasonable fees and expenses of any legal counsel retained by the Shareholder Representatives. The Shareholder Representative has only the duties expressly stated in this Agreement and the Escrow Agreement, and shall have no other duty, express or implied. The Shareholder Representative is not a fiduciary of the Indemnifying Parties. The Shareholder Representative has no responsibility or liability for any representation, warranty or covenant of the Company, the Surviving Company, Holdings or Sub except in his capacity as an Indemnifying Party. THE INDEMNIFYING PARTIES AND THE SHAREHOLDER REPRESENTATIVE INTEND THAT THE SHAREHOLDER REPRESENTATIVE SHALL BE INDEMNIFIED AND HELD HARMLESS

BY THE INDEMNIFYING PARTIES FROM AND AGAINST ANY LIABILITY FOR HIS OWN NEGLIGENCE PURSUANT TO THIS SECTION 6.3(b).

(c) A decision, act, consent or instruction from the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 7.3 and Section 7.4 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties, and the Escrow Agent and the Indemnified Party may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Indemnified Party are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

(d) The Shareholder Representative shall have reasonable access to information about the Surviving Company and the reasonable assistance of the Surviving Company’s officers and employees for the purpose of performing its duties and exercising its rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Surviving Company to anyone (except on a need to know basis to counsel, witness and experts necessary to perform their duties hereunder who agree to treat such information confidentially).

(e) According to the terms of the Escrow Agreement, the Shareholder Representative shall be entitled to withhold from interest earned on the Escrow Fund and from amounts to be distributed from the Escrow Fund to the Indemnifying Parties a portion of the Escrow Fund that is equal to the reasonable estimated expenses to be incurred by the Shareholder Representative as specified in a Certificate to be delivered to the Escrow Agent.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. Except as provided in Section 7.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual consent duly authorized by the board of directors of the Company and Holdings;

(b) by Holdings or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Austin time) on August 31, 2003; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by Holdings or the Company if: (i) there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation, or administrative decision, order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(d) by Holdings, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of reasonable efforts, then Holdings may not terminate this Agreement under this Section 7.1(d) prior to the end of a 30-day period following such breach (or inaccuracy arising), provided the Company continues to exercise reasonable efforts to cure such breach (it being understood that Holdings may not terminate this Agreement pursuant to this Section 7.1(d) if such breach by the Company is cured prior to the end of such period);

(e) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Holdings or Sub set forth in this Agreement, or if any representation or warranty of Holdings or Sub shall have become untrue, in either case such that the conditions set forth in Section 5.1(a) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in Holdings’s representations and warranties or breach by Holdings or Sub is curable by Holdings through the exercise of its reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to the end of a 30-day period following such breach (or inaccuracy arising), provided Holdings continues to exercise reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Holdings is cured prior to the end of such period);

(f) by Holdings or the Company, if the Staktek Merger Agreement is terminated;

(g) by Holdings or the Company, if this Agreement and the Merger shall not have been approved by the requisite votes or consents, as applicable, of the Company’s shareholders in accordance with the TBCA by written consent or at any meeting (or any adjournment thereof) convened for the purpose of taking a vote with respect to the Merger or in any solicitation of shareholder written consents with respect to the Merger; provided that the Company may not terminate pursuant to this Section 7.1(f) if the Company is in material breach of its obligations under Section 4.1; or

(h) by Holdings or the Company, if there is any reasonable basis upon which Holdings or the Surviving Corporation could incur any Taxes in connection with the transactions contemplated by this Agreement.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, (i) each party shall return all documents, work papers and other material of any other party provided by such other party in connection with this Agreement and the proposed Merger, whether so provided before or after the execution hereof, to the party that provided such documents, work papers and other material and (ii) this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Holdings, Sub, the Company or their respective officers, directors, employees, agents, consultants, representatives or stockholders (in their respective capacities as such), if applicable; provided that each party hereto shall remain liable for any willful breach of this Agreement prior to its termination; and provided further, that the provisions of Sections 4.4 and 4.5 hereof, Article VIII hereof and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.

7.3 Amendment. Prior to the Effective Time, the parties hereto may amend this Agreement at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. On or after the Effective Time, the Surviving Corporation and the Shareholder Representative may amend this Agreement at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 7.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Shareholder

Representative after the Effective Time shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.

7.4 Extension; Waiver. At any time prior to the Effective Time, Holdings and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time on or after the Effective Time, Holdings and the Shareholder Representatives may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 7.4, the Indemnifying Parties agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver. Any extension or waiver not effected in accordance with this Section 7.4 shall be null and void.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(a) if to Holdings, to:

Staktek Holdings, Inc.

c/o Austin Ventures

300 West Sixth Street, Suite 2300

Austin, Texas 78701

Attention: Joseph C. Aragona

Facsimile No.: (512) 476-3952

with a copy (which shall not constitute notice) to:

Gray, Cary, Ware & Freidenrich LLP

1221 South MoPac Expressway, Suite 400

Austin, Texas 78746-6875

Attention: John J. Gilluly, Esq.

Facsimile No.: (512) 457-7001

(b) if to the Company or to the Shareholder Representative, to:

Research Applications, Inc.

8200 Springwood Drive, Suite 230

Irving, Texas 75063

Attention: C.A. Rundell, Jr.

Facsimile No.: (214) 978-6401

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Attention: William R. Volk, Esq.

Fax: (512) 236-3450

8.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No disclosure in the Disclosure Schedules shall be deemed to be an admission or representation as to the materiality of the item disclosed.

8.3 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart and that the Escrow Agent need not sign this Agreement for it to be effective among the other parties.

8.4 Entire Agreement; Assignment. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) except with respect to Article VI and the Escrow Agreement are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that (i) Holdings may assign its rights and delegate its obligations hereunder to its affiliates so long as Holdings remains obligated to perform those obligations required to be performed by Holdings hereunder and (ii) Sub may assign its rights and obligations hereunder to another wholly-owned subsidiary of Holdings organized solely for the purpose of consummating the transactions contemplated herein.

8.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF

CONFLICTS OF LAWS THEREOF. THE PARTIES (i) AGREE AND CONSENT TO THE JURISDICTION OF THE DISTRICT COURTS OF TRAVIS COUNTY, TEXAS, AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS, (ii) ACKNOWLEDGE THAT SUCH COURTS SHALL CONSTITUTE PROPER AND CONVENIENT FORUMS FOR THE RESOLUTION OF ANY ACTIONS AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND (iii) AGREE THAT SUCH COURTS SHALL BE THE SOLE AND EXCLUSIVE FORUMS FOR THE RESOLUTION OF ANY ACTIONS AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

8.7 Release. Notwithstanding any other provision of this Agreement, each Shareholder unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Effective Time, to the fullest extent permitted by applicable law, the Company, the Surviving Corporation and their respective officers, directors, employees, agents, representatives, subsidiaries and affiliates (collectively, the “Released Parties”) from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, “Claims”) if any, that arise out of, are based upon, related to or in connection with any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring prior to or on the Effective Time (whether based on any governmental requirement or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued), including without limitation: (i) Claims by any Shareholder with respect to repayment of any loans or indebtedness; (ii) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which any Shareholder is a party; and (iii) claims by any Shareholder with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation or in any way arising out of or in connection with the any Shareholder’s employment with the Company, the cessation of that employment, the Shareholder’s status as an officer, director or stockholder of the Company or otherwise; provided that such release and discharge shall not extend to Claims enforcing the rights of such Shareholder under this Agreement or the Escrow Agreement. Each Shareholder further agrees not to file or bring any litigation before any Governmental Entity on the basis of or respecting any Claim against any Released Party. Each Shareholder (i) acknowledges that he fully comprehends and understands all the terms of this Section 8.7 and their legal effects and (ii) expressly represents and warrants that (A) he is competent to effect the release made in this Section 8.7 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its representatives and (B) he had the opportunity to consult with an attorney of his choice regarding this Section 8.7. This Section 8.7 will not affect the rights of the Shareholders under this Agreement.

8.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

8.9 Attorneys’ Fees. Except as otherwise provided herein, if any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, Holdings, the Company and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

STAKTEK HOLDINGS, INC.

By:	/s/ Joseph C. Aragona

Joseph C. Aragona President

SC MERGER SUB, INC.

By:	/s/ Joseph C. Aragona

Joseph C. Aragona President

RESEARCH APPLICATIONS, INC.

By:	/s/ C.A. Rundell

C.A. Rundell President

SHAREHOLDER REPRESENTATIVE

/s/ C.A. Rundell Jr.
C.A. Rundell

Signature Page to Agreement and Plan of Merger and Reorganization